SCHEDULE 14C

                                 (Rule 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )


Check the appropriate box:

|_|   Preliminary Information Statement
|X|   Definitive Information Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                               DUNE ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

1)    Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)    Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)    Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)    Total fee paid:

________________________________________________________________________________
|_|   Fee paid previously with preliminary materials:

________________________________________________________________________________
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount previously paid:

________________________________________________________________________________
      2)    Form, Schedule or Registration Statement No.:

________________________________________________________________________________
      3)    Filing Party:

________________________________________________________________________________
      4)    Date Filed:

________________________________________________________________________________

                                DUNE ENERGY, INC.
                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056

                              INFORMATION STATEMENT
                              (Dated July 11, 2005)

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE "ACTION", DEFINED BELOW, HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF ITERA HOLDINGS BV, WHICH OWNS A MAJORITY (APPROXIMATELY 75.5%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF DUNE ENERGY, INC. (THE "COMPANY"). A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

                                     GENERAL

      This Information Statement is being furnished on or about the date first set forth above to holders (who are holders of record as of the close of business on July 1, 2005) of the common stock, $.001 par value per share ("Common Stock"), of Dune Energy, Inc., a Delaware corporation ("we" or the "Company"), in connection with the following (the "Action"):

      The issuance of up to that number of shares of our Common Stock, not to exceed 12,000,000 shares, which (i) would be required to complete our private offering of our Common Stock to accredited investors (the "Private Offering"), and (ii) would be issuable upon exercise of the warrants to be issued to the placement agent in connection with the Private Offering.

      Our Board of Directors has approved, and Itera Holdings BV, which owns 35,464,397 shares (approximately 75.5%) of the 47,001,616 shares of Common Stock outstanding as of the date of this Information Statement, has consented in writing to, the Action. Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and our By-Laws to approve the Action. Accordingly, the Action will not be submitted to our other shareholders for a vote and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Action in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

      Our Common Stock is listed on the American Stock Exchange under the symbol, "DNE". Because the number of shares of our Common Stock expected to be issued in connection with the Private Offering (11,891,891 including shares issuable upon exercise of placement agent warrants) exceeds the threshold of 20% of our outstanding shares, the rules of the American Stock Exchange require us to obtain the approval of our shareholders in order to complete the Private Offering.

      This Information Statement does not constitute an offer to sell or the solicitation of an offer to purchase shares of our Common Stock.

      The offices of the Company are located at 3050 Post Oak Blvd., Houston, Texas 77056 and the Company's telephone number is (713) 888-0895.

                               ISSUANCE OF SHARES

The Private Offering

      $20,000,000 of our Common Stock will be offered for sale in the Private Offering, which offering is being made to "accredited investors" only. All subscription payments received will be held in escrow pending the Closing. The price per share in the Private Offering has been set at $1.85 per share, but may change at any time prior to the Closing depending upon, among other factors, the market price of our Common Stock. It is expected that that the price per share in the Private Offering will reflect a discount to the per share market price of the Common Stock. We may, at our option and subject to further shareholder approval, increase the size of the Private Offering by up to an additional $10,000,000 so that the total offering is for $30,000,000. The placement agent for the Private Offering will receive warrants to purchase the number of shares of our Common Stock equal to 10% of the number of shares sold in the Private Offering. The exercise price for such warrants will be equal to the per share price applicable to the Private Offering. The last sale price of our Common Stock on June 28, 2005 as reported by the American Stock Exchange, was $2.36 per share. As an example, assuming that the purchase price for the Private Offering is $1.85 per share and we sell $20,000,000 of our Common Stock, we would have to reserve for issuance 11,891,891 shares of Common Stock in connection with the Private Offering (10,810,810 shares for issuance to investors and 1,081,081 shares for issuance upon exercise of the placement agent warrants). In the event that the Closing ("Closing") of the Acquisition (as discussed below) occurs prior to the effective date of the Action, then the escrow agent shall only release $15,000,000 to the Company on the Closing and the Company shall issue only 8,108,108 shares to investors on the Closing. The remaining $5,000,000 held in escrow and the corresponding shares and placement agent warrants will be released to the Company and the placement agent, as the case may be, on the effective date of the Action.

      We expect to pay our placement agent a commission equal to 5% of the price of the shares sold in the Private Offering ("Shares"). We expect also to pay a financial advisory fee to our placement agent equal to 2% of the price of the Shares. Our offering expenses are expected to be approximately $150,000. Assuming that we sell $20,000,000 of our Common Stock in the Private Offering, our expected net proceeds are $18,450,000 ($20,000,000 minus the $1,000,000 placement agent commission, minus the $400,000 financial advisory fee, minus the $150,000 offering expenses).


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

      We expect to agree to use best efforts to file, within seventy five (75) days after the closing of the Private Offering, a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the Shares and the shares underlying the warrants issued to our placement agent.

      The purchasers of the Shares are expected to have pre-emptive rights as follows: if we offer equity securities (other than shares reserved for issuance upon exercise of outstanding warrants or options, restricted stock or options granted pursuant to an incentive plan approved by our Board of Directors, restricted stock or options issued to employees, directors, consultants, or others for services rendered to us, or shares issued in connection with an acquisition) in a subsequent private placement at a price or conversion price, as the case may be, less than the price per share applicable to the Private Offering, each purchaser of Shares will have the opportunity to participate in any such subsequent offering to maintain its relative percentage ownership interest in the Company. These rights will terminate at the earlier of (a) the effective date of a registration statement covering the public resale of the Shares or (b) twelve months after Closing.

      The Private Offering will be made pursuant to Rule 506 of Regulation D under the Act.

Use of Proceeds

      We intend to use the net proceeds of the Private Offering, primarily (a) to pay a portion of the purchase price for the Acquisition (defined below) and,
(b) to pay for some of our developmental drilling expenses. We will have to obtain additional financing to be able to pay the full purchase price for the Acquisition.

      On June 13, 2005, we entered into an Asset Purchase Agreement with a seller to acquire 95% of rights relating to producing and non-producing oil and natural gas properties (the "Barnett Shale Property") owned by the seller (the "Acquisition"). We have agreed to pay the seller a purchase price of $56,000,000, subject to adjustment, for such assets. We expect that there will be in excess of 100 vertical drilling locations within the Barnett Shale Property, however, the Company anticipates that up to one-third of such locations may be horizontally drilled, thus reducing the total number of wells to be drilled. The Closing of the Acquisition is subject to various conditions, including our obtaining adequate financing to pay for the Acquisition.

Effect on Shareholders

      The issuance of shares in the Private Offering will have the effect of proportionally diluting the percentage ownership in the Company of each of our shareholders.


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

                           DESCRIPTION OF COMMON STOCK

      We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 47,001,616 shares are outstanding as of the date of this Information Statement.

      Holders of Common Stock have equal rights to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefore. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights and are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and nonassessable.

                                CHANGE IN CONTROL

      As of May 19, 2004, we sold and issued to Itera Holdings BV, a company organized under the laws of the Netherlands ("Itera"), 35,464,432 shares of our Common Stock (representing at that time approximately 78% of our issued and outstanding shares of Common Stock, on a fully-diluted basis) for the aggregate purchase price of $12,000,000. Thus, Itera acquired control of the Company as of such date.


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

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 28, 2005, and as adjusted to reflect the issuance of our Common Stock in the Private Offering (assuming $20,000,000 raised at $1.85 per share), by (i) each person who, to our knowledge, beneficially owns, or upon completion of the Private Offering, will beneficially own, more than 5% of our Common Stock; (ii) each of our current directors and executive officers (titles are set forth in parentheses next to the names of individuals listed below); and (iii) all of our current directors and executive officers as a group:

                                                    Before Private Offering            After Completion of Private
                                                                                                 Offering

Name of                                                                  Percent                           Percent
Beneficial Owner                                     Amount(1)           of Class       Amount(1)          of Class
----------------                                     ---------           --------       ---------          --------
Itera Holdings BV                                    35,464,397           75.5%         35,464,397          61.3%
Alan Gaines (Chairman and CEO)                      2,940,501(2)           6.2%         2,940,501            5.1%
Amiel David (President and COO)                    656,250(3)(4)           1.4%          656,250             1.1%
Hugh Idstein (Chief Financial Officer)               25,000(5)              *             25,000              *
Richard M. Cohen (Director)                           328,385               *            328,385              *
Steven Barrenechea (Secretary and Director)          187,500(6)             *            187,500              *
Valery G. Otchertsov (Director)                          0                  --               0                --
Raissa S. Frenkel (Director)                             0                  --               0                --
Steven M. Sisselman (Director)                           0                  --               0                --
Marshall Lynn Bass (Director)                        25,000(6)              *             25,000              *
All Officers & Directors as a Group (9         4,162,636(2)(3)(4)(5)(6)    8.7%         4,162,636            7.1%
persons)

* Indicates ownership of less than 1%.

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(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 28, 2005. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from June 28, 2005, have been exercised.

(2) Excludes 300,000 shares held by Mr. Gaines' children and includes 250,000 shares underlying a stock option granted May 12, 2005.


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

(3) Includes 250,000 shares underlying a stock option granted on February 15, 2005.

(4) Includes 250,000 shares underlying a stock option granted May 12, 2005.

(5) Includes 25,000 shares underlying a stock option granted on April 4, 2005.

(6) Includes 25,000 shares underlying a stock option granted on December 15, 2004.

                                             By order of the Board of Directors,


                                             Steven  Barrenechea,
July 11, 2005                                Secretary


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